Exhibit 10.26

AMENDMENT TO THE ASTEC INDUSTRIES, INC.
1998 NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Astec Industries, Inc. 1998 Non-Employee Directors’ Stock Incentive Plan (the “Plan”) is made this 23rd day of October, 2008.

1.  The Plan is hereby amended by deleting Section 4 in its entirety and replacing with the following:

“(a)  Shares subject to Options granted to a Participant prior to August 1, 2004 and Stock Awards granted under Section 6 of the Plan (including deferred rights to receive Stock) shall not exceed in the aggregate 200,000 Shares of Common Stock.  Such Shares may be authorized and unissued Shares or treasury Shares.  This Plan does not constitute a separate source of shares for the grant of Options from and after August 1, 2004.

(b)  Options granted to a Participant pursuant to Section 7 of this Plan from and after August 1, 2004 and prior to April 27, 2006 shall be granted under the Astec Industries, Inc. 1998 Long-Term Incentive Plan (the “1998 Incentive Plan”).  The terms contained in the 1998 Incentive Plan are incorporated into and made a part of this Plan with respect to such Options and such Options shall be governed by and construed in accordance with the 1998 Incentive Plan.  In the event of any actual or alleged conflict between the provisions of the 1998 Incentive Plan and the provisions of this Plan, the provisions of the 1998 Incentive Plan shall be controlling and determinative with respect to Options granted to a Participant pursuant to Section 7 hereof from and after August 1, 2004 and prior to April 27, 2006.

(c)  Options granted to a Participant pursuant to Section 7 of this Plan from and after April 27, 2006 shall be granted under the Astec Industries, Inc. 2006 Incentive Plan, or any subsequent equity incentive plan approved by the Company’s shareholders for the grant of options to its employees and directors (the “Current Incentive Plan”).  The terms contained in the Current Incentive Plan are incorporated into and made a part of this Plan with respect to such Options and such Options shall be governed by and construed in accordance with the Current Incentive Plan.  In the event of any actual or alleged conflict between the provisions of the Current Incentive Plan and the provisions of this Plan, the provisions of the Current Incentive Plan shall be controlling and determinative with respect to Options granted to a Participant pursuant to Section 7 hereof from and after April 27, 2006.”

2.  The Plan is hereby amended by adding a new Section 11 to read as follows:

“11.  Internal Revenue Code Section 409A.

(a)  It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

(b)  Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan by reason of the occurrence the Participant’s termination of service as a director, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of service meet any description or definition of “separation from service” in Section 409A of the Internal Revenue Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified that is permissible under Section 409A of the Internal Revenue Code.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) No Option granted under the Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.”

Each subsequent Section shall be re-numbered accordingly.

3.           The Plan shall be amended by deleting Section 14 in its entirety and replacing it with the following:

“The Plan shall remain in effect until terminated by the Committee.”

4.           The Plan shall be amended by deleting Section 16 in its entirety and replacing it with the following:

“The Plan originally became effective on April 23, 1998 (the “Effective Date”).”

5.           Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

Astec Industries, Inc.

By: /s/ F. McKamy Hall